                                                                   EXHIBIT 23(d)

              INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

         AGREEMENT made as of July 1, 1994 by and between Century Shares Trust, a Massachusetts trust (the "Trust") and Century Capital Management, Inc., a Massachusetts corporation (the "Adviser").

                                    RECITALS

         WHEREAS, the Trustees of the Trust (the "Trustees") desire to employ an investment adviser and management services provider for the Trust, and the Adviser desires to be so employed;

         NOW THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

         1. Services Undertaken By Adviser.

         (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser to the Trust and shall, subject to the supervision of the Trustees, invest and reinvest the Trust's property and otherwise direct the investments of the Trust in accordance with the investment objectives, policies and limitations as provided in the Trust's Declaration of Trust, Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Trust may impose by notice in writing to the Adviser. The Adviser is authorized, in its discretion and without prior consultation with the Trust, (i) to buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds, convertible instruments, and other securities, assets and investment instruments on behalf of the Trust and (ii) to place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, agents, issuers or others as the Adviser may select. The investment policies and all other actions of the Trust are and shall at all times be subject to the control and direction of the Trustees. The Adviser shall furnish such reports, evaluations, information or analyses regarding investment advisory matters to the Trust as the Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Trustees as to policies regarding the Trust and shall carry out such policies as are adopted by the Trustees.

         (b) Management Services. The Adviser shall perform (or arrange for the performance of) the management and administrative services necessary for the operation of the Trust. The Adviser shall, subject to the supervision of the Trustees, perform various services for the Trust, including but not limited to:
(i) providing the Trust with office space, equipment and facilities; (ii) on behalf of the Trust, supervising relations with, and monitoring the performance of, custodians, depositories, pricing agents, transfer agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Trust's existence and its records; and (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Trust's shares under federal and state securities laws.

         (c) Other Services and Undertakings. The Adviser shall furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Adviser shall furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust. The Adviser shall pay the salaries of all officers (if any) of the Trust, of all Trustees who are employees of the Adviser and of all personnel of the Trust (if any) or the Adviser performing services relating to research, statistical and investment activities for the Trust. The Adviser shall make all payments coming due to Allan W. Fulkerson and William W. Dyer, Jr. during the term of this Agreement as supplemental payments after termination of employment by the Trust or the Adviser as a result of early or normal retirement, death or disability pursuant to undertakings of the Trust established by votes of the Trustees passed on December 10, 1990.

         2. Interested Persons. Status. It is understood that the Trustees, officers, employees and shareholders of the Trust are or may become interested in the Adviser as directors, officers, employees, stockholders or otherwise, and that directors, officers, employees and stockholders of the Adviser are or may become similarly interested in the Trust, and that the Adviser may become interested in the Trust as a shareholder or otherwise. In acting hereunder, the Adviser shall be an independent contractor. The Adviser shall not be an agent of the Trust.

         3. Compensation. For the services to be performed hereunder, the Adviser shall receive a fee, payable in arrears as soon as practicable following the last day of each month, equal to seven-tenths of one percent (0.7%) of the first $250 million, and six-tenths of one percent (0.6%) of amounts exceeding $250 million, of the net asset value of the Trust at the end of such month. The Adviser in its sole discretion shall retain the right at any time to forego and waive any monthly fee or part thereof.

         4. Trust Expenses.

         (a) General Expenses. It is understood that the Trust will pay all its expenses other than those expressly stated to be payable by the Adviser under
Section 1 above, which expenses payable by the Trust shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are employees of the Adviser; (iv) legal and audit expenses; (v) custodian, accounting services and registrar fees and expenses; (vi) fees, expenses and costs related to transfer agent and shareholder services functions, whether performed by the Trust, the Adviser, related persons or independent parties;
(vii) fees and expenses related to the registration and qualification of the Trust and the Trust's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material (if any) to shareholders of the Trust; (ix) all other expenses incidental to holding meetings of, or soliciting consents from, the Trust's shareholders (if and whenever required), including proxy solicitations therefor;
(x) all expenses of bond, liability, fidelity and other insurance coverage required by law or deemed advisable by the Trustees; (xi) any fees, dues, or expenses related to the Trust's membership in any industry association or other investment organization; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust's officers and the Trustees with respect thereto.

         (b) Transfer Agent and Shareholder Services Functions. Personnel of the Adviser may assist the Trust in performing transfer agent and shareholder services functions with respect to shares of the Trust. In this event, such personnel would remain employees of the Adviser, and the Trust would reimburse the Adviser, on demand, for an amount of salary, payroll tax and personnel benefit payments made by the Adviser proportionate to the level of transfer agent and shareholder services functions performed by such personnel. The amount of such reimbursement would not constitute any part of, and would be paid in addition to, the Adviser's fee provided for in paragraph 3 above.

         (c) Financial, Accounting, Administrative and Clerical Services. Personnel of the Adviser may assist the Trust in performing financial, accounting, administrative and clerical services. In this event, such personnel would remain employees of the Adviser, and the Trust would reimburse the Adviser, on demand, for an amount of salary, payroll tax and personnel benefit payments made by the Adviser proportionate to the level of such services performed by such personnel. The amount of such reimbursement would not constitute any part of, and would be paid in addition to, the Adviser's fee provided for in paragraph 3 above.

         5. Expense Limitation. The Adviser's fee provided for in paragraph 3 above will be reduced by, or the Adviser will reimburse the Trust for, any amount necessary to prevent the aggregate expenses of the Trust provided for in paragraphs 3 and 4 (exclusive of taxes, interest, brokerage commissions, extraordinary expenses and other expressly excludable items) from exceeding the most restrictive of the expense limitations imposed by state securities commissions of the states in which the Trust's shares are then registered or qualified for sale. To determine the Adviser's liability for such excess expenses, the Trust's expenses shall be annualized at each month end, and if such annualized expense amount exceeds an effective state expense limit, the Adviser's fee for such month shall be reduced by, or the Adviser will reimburse the Trust for, the amount of the excess; provided, however, that an adjustment shall be made in favor of the Adviser prior to the end of the last day of the first month of the next succeeding fiscal year if the aggregate expenses for the fiscal year do not exceed any state expense limitation.

         6. Non-Exclusivity. The services of the Adviser to the Trust are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities; provided, however, that the Adviser will not undertake any other conflicting duties of loyalty which would affect its prior fiduciary duty to the Trust. For a period of five years from the effective date of this Agreement, the Adviser will give the Trust advance notice in writing of any proposed undertaking by it of material significance (including the taking on of any new clients) and will provide to the Trust all information relevant to a determination of the effect of such undertaking on the Adviser's ability to carry out its obligations to the Trust under this Agreement.

         7. Permitted Uses.

         (a) The Trust and the Adviser each agree that the word "Century" as used in the name of the Trust is a property right of the Trust. The Trust hereby grants to the Adviser the right to use the word "Century" in its corporate name and in performing its duties hereunder. The Adviser agrees that upon termination of this Agreement and at the written request of the Trust, the Adviser will take all action necessary to change its corporate name to eliminate the word "Century" or otherwise develop a method to assure that any continuing affiliation between the Adviser and the Trust could not reasonably be inferred by a third party.

         (b) All books, records, databases (whether stored in printed, electronic or other form), publications, other library materials and other property (whether tangible or intangible) owned or in the possession of the Trust or the Trustees for the benefit of the Trust as of the date hereof shall be available for the use of the Adviser, and the Trust and the Trustees hereby grant to the Adviser permission to use any or all such property during the term of this Agreement.

         8. Term.

         (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 9, this Agreement shall continue in force through June 30, 1996 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by vote of a majority of the outstanding voting securities of the Trust.

         (b) This Agreement may be modified by mutual consent, such consent on the part of the Trust to be authorized by vote of a majority of the outstanding voting securities of the Trust.

         (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees who are not parties to the agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         (d) Either party hereto may, at any time, on sixty (60) days' prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of the Trustees or vote of a majority of the outstanding voting securities of the Trust (in the case of the Trust) or by action of the Board of Directors (in the case of the Adviser). This Agreement shall terminate automatically in the event of its assignment.

         9. Limitation of Liability of Trustees and Shareholders. Pursuant to
Section 2(l) of the Declaration of Trust of Century Shares Trust, the Adviser is hereby expressly put on notice that the Trustees are not liable under this Agreement except for the application of the trust property in accordance with such Declaration of Trust, and no liability attaches to the shareholders of the Trust.

         10. Limitation of Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust or to any other person for any act or omission or any mistake in judgment in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         11. Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Securities and Exchange Commission.

         12.  Miscellaneous.

         (a) This Agreement represents the entire understanding and agreement between the parties and shall not be modified or amended except by an instrument in writing signed by the parties.

         (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, all as of the date written above.

                                             CENTURY SHARES TRUST

                                             By: /s/ Allan W. Fulkerson
                                                 ------------------------------
                                             Allan W. Fulkerson, Trustee

                                             By: /s/ William W. Dyer, Jr.
                                                 ------------------------------
                                             William W. Dyer, Jr., Trustee

                                             CENTURY CAPITAL MANAGEMENT, INC.
                                             By: /s/ Allan W. Fulkerson
                                                 ------------------------------
                                             Allan W. Fulkerson, President